Exhibit 10.4
Confidential
Execution Copy

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

TERMINATION AND SETTLEMENT AGREEMENT

This TERMINATION AND SETTLEMENT AGREEMENT (this “Termination Agreement”) is entered into as of July 10, 2024 (the “Termination Effective Date”), by and between Akebia Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, United States of America with its principal offices at 245 First Street, Cambridge, MA 02142 (“Akebia”), and Vifor (International) Ltd., a corporation established in accordance with Swiss laws and registered in the commercial registry under CH-107.360.718, with its premises at Rechenstrasse 37, 9014 St. Gallen, Switzerland (“Vifor”). Each of Akebia and Vifor are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Parties entered into that certain Second Amended and Restated License Agreement dated February 18, 2022, and the Amendment #1 thereto dated May 3, 2024 (the “License Agreement”), pursuant to which Akebia granted Vifor an exclusive license to sell Licensed Products to particular customers in the Field in the Territory;
WHEREAS, pursuant to the License Agreement, Vifor has made significant investments and contributions to the development of the Product and preparation for commercial launch of the Product in the Territory, including in the form of Know-How; and
WHEREAS, notwithstanding any other communications or correspondence between the Parties, given the operational complexities associated with the License Agreement and for other reasons discussed by the Parties, the Parties now desire to terminate the License Agreement.
NOW THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:
1.    Defined Terms. Capitalized terms that are used in this Termination Agreement have the meaning set forth in the License Agreement, as applicable to the context in which such terms are used herein, unless otherwise defined in this Termination Agreement.
2.     Termination of License Agreement. The Parties hereby acknowledge and agree that the License Agreement is hereby terminated in its entirety effective as of the Termination Effective Date. Neither Party shall have any further rights or obligations under the License Agreement as of or after the Termination Effective Date except as set forth in Section 9 (Effects of Termination; Survival) of this Termination Agreement.
3.    Term. This Termination Agreement will become immediately effective on the Termination Effective Date and will extend until the end of the later of (i) the expiry of the Settlement Royalty Term or (ii) the expiry of the WCF Royalty Term (the “Term”).
4.    Royalty Payments. In consideration for the investments and contributions Vifor has made thus far to the development of the Licensed Product and preparation for its commercial launch, Akebia shall pay Vifor two (2) independent royalties (collectively, the “Royalty Payments”) as follows:

A.    WCF Royalty to Vifor
i.    WCF Royalty Amounts. Within [**] following the end of each calendar quarter, Akebia shall pay Vifor a nonrefundable and noncreditable royalty equivalent to Akebia’s Net Sales of the Licensed Product in the Territory during such calendar quarter, multiplied by the applicable incremental royalty rates set forth in Table A below (the “WCF Royalty Payments”). The WCF Royalty Payments shall be made with respect to each calendar quarter commencing from July 1, 2025 until the expiry of the WCF Royalty Term (as defined below).

Table A – WCF Royalty Rates
Akebia Net Sales (in U.S. Dollars) derived from sales of the Licensed Product in the Territory during a calendar year	Royalty Rate (portion of Akebia Net Sales)
[**] to ≤ $[**]	8%
>$[**]	14%

ii.    WCF Royalty Term. Akebia shall pay Vifor the WCF Royalty Payments until the earlier of: (a) the cumulative total of all of the WCF Royalty Payments paid by Akebia to Vifor equals $40 million; or (b) May 31, 2028 (the “WCF Royalty Term”). For the avoidance of doubt, in no event will the total amount of WCF Royalty Payments paid by Akebia to Vifor hereunder exceed $40 million.
iii.    WCF Royalty True-Up Schedule. The WCF Royalty Payments described above shall be subject to true-up milestones in accordance with Table B below (the “WCF Royalty True-Up Milestones”). If the sum of the WCF Royalty Payments made by Akebia to Vifor during the WCF Royalty Term is less than each WCF Royalty True-Up Milestone upon each respective date, then Akebia shall pay to Vifor a one-time payment (or an “Additional WCF Royalty Payment”) equal to the difference between the WCF Royalty True-Up Milestone and the sum of the WCF Royalty Payments made by Akebia to Vifor during the WCF Royalty Term. The WCF Royalty True-Up Milestone shall be due within [**] after the corresponding date set forth below.

Table B – WCF Royalty True-Up Milestones
WCF Royalty True-Up Milestone (in U.S. Dollars)	Date
$10 million	May 31, 2026
$20 million	May 31, 2027
$40 million	May 31, 2028

For the avoidance of doubt, the following example is provided:

[**].

iv.    WCF Royalty Prepayment. At any time, upon written notice to Vifor by Akebia, Akebia may, in its sole discretion, prepay any WCF Royalty Payments that may be due during the WCF Royalty Term, including the Additional WCF Royalty Payment set out in Section 4.A.iii, above.
B.    Settlement Royalty to Vifor
i.    Akebia Settlement Royalty Payments. Within [**] following the end of each calendar quarter, Akebia shall pay Vifor a nonrefundable and noncreditable royalty equivalent to Akebia’s aggregate Net Sales of the Licensed Product in the Territory during such calendar quarter, multiplied by the applicable incremental royalty rates set forth in Table C below (“Akebia Settlement Royalty Payments”):

Table C – Akebia Settlement Royalty Rates
Akebia Net Sales (in U.S. Dollars) derived from sales of the Licensed Product in the Territory during a calendar year	Settlement Royalty Rate (portion of Akebia Net Sales)
0 to ≤ $450 million	[**]%
>$450 million	[**]%

Notwithstanding the foregoing and to the extent applicable, the Akebia Settlement Royalty Payments for the calendar quarters comprised in the period commencing on [**] and ending on [**] shall only be due on [**].

ii.    Settlement Royalty Term. Akebia shall pay Vifor the Akebia Settlement Royalty Payments until the expiry of the Settlement Royalty Term. For the purposes of this Termination Agreement, “Settlement Royalty Term” means the period of time commencing upon the first sale of a Licensed Product by Akebia, one of its Affiliate or a TP Licensee (as defined in Section 4(C) of this Termination Agreement) to a Third Party (excluding to a TP Licensee) for end use or consumption in the Territory and continuing until the later of (i) expiration of the last-to-expire Valid Claim listed in the FDA Orange Book that would be infringed by the making, using, selling, or importing of the Licensed Product in the Territory or (ii) expiration of marketing or regulatory exclusivity for the Licensed Product in the Territory.
iii.    Royalty Buy-Down Option. Notwithstanding the foregoing, beginning July 1 2027 and throughout the Settlement Royalty Term thereafter, Akebia shall have the option, in its sole discretion, to make a one-time payment of $[**] (a “Royalty Buy-Down”), upon which the Akebia Settlement Royalty Payments as set forth in Section 4(B)(i) (Akebia Settlement Royalty Payments) shall be adjusted as of the date of exercise of the Royalty Buy-Down by Akebia, such that the Settlement Royalty Rates set forth in Table D shall apply in lieu of the Settlement Royalty Rates set forth in Table C above (the “Royalty Buy-Down Option”):

Table D – Royalty Buy-Down Option Royalty Rates
Akebia Net Sales (in U.S. Dollars) derived from sales of the Licensed Product in the Territory during a calendar year	Settlement Royalty Rate (portion of Akebia Net Sales)
0 to ≤ $450 million	[**]%
>$450 million	0%

For the avoidance of doubt, regardless of when Akebia exercises the Royalty Buy-Down Option, the Akebia Settlement Royalty Payments that were made before such exercise would not be deducted from the Royalty Buy-Down (i.e., Akebia would pay the Royalty Buy-Down amount in addition to any prior Akebia Settlement Royalty Payments set forth in Section 4(B) hereof and the WCF Royalty Payments set forth in Section 4(A) hereof). For the avoidance of doubt, if Akebia exercises the Royalty Buy-Down Option, the WCF Royalty Payments set forth in Section 4(A) of this Termination Agreement shall continue in accordance with its applicable terms.

C.    Net Sales. For the purposes of this Termination Agreement, “Net Sales” means the gross amounts invoiced by Akebia, its Affiliates or third party licensees (excluding wholesalers) (“TP Licensee(s)”) for the sales of a Licensed Product to Third Parties (except to TP Licensees) in the Territory, less the following deductions to the extent recognized and allowed in accordance with the Accounting Standards, as applicable and consistently applied:
i.    inventory management fees to distributors incurred and reasonably allocated to such Licensed Product, not to exceed [**]% of aggregate Net Sales in the applicable period;
ii.     tariffs, duties, excises, value added tax, and other sales taxes, and other taxes imposed upon Akebia, its Affiliates or TP Licensees with respect to the sale, transportation, delivery, use, exportation, or importation of such Licensed Product (which taxes do not include income taxes);
iii.    amounts actually repaid or credited by Akebia, its Affiliates or TP Licensees upon returns, rejections, defects, recalls (due to spoilage, damage, or expiration of useful life), price adjustments or billing errors;
iv.    freight, shipping, and insurance expenses specific to such Licensed Product incurred by Akebia, its Affiliates or TP Licensees and allocated accordingly;
v.    allowances or credits incurred by Akebia, its Affiliates or TP Licensees to customers or payors on account of price reductions affecting such Licensed Product;
vi.    rebates and similar payments incurred by Akebia, its Affiliates or TP Licensees with respect to sales of such Licensed Product;

vii.    discounts incurred by Akebia, its Affiliates or TP Licensees with respect to sales under discount prescription drug programs or reductions or coupon and voucher programs;
viii.    wholesaler, group purchasing organization, government entity, and distributor service fees and chargebacks incurred by Akebia, its Affiliates or TP Licensees;
ix.    any fees, discounts or penalties incurred by Akebia, its Affiliates or TP Licensees pursuant to the Inflation Reduction Act of 2022;
x.    discounts incurred by Akebia, its Affiliates or TP Licensees for prompt payment; and
xi.    Specialty Pharmacy fees incurred by Akebia, its Affiliates or TP Licensees.
Net Sales will be determined from books and records of Akebia, its applicable Affiliate or TP Licensees, maintained in accordance with the Accounting Standards, as consistently applied, with respect to sales of any Licensed Product.
The sale of Licensed Products among Akebia, Akebia’s Affiliates or TP Licensees that are [**], but in such cases Net Sales will [**] of such Licensed Products to a person or entity who is not an Affiliate or a TP Licensee.
Net Sales will not include Licensed Products transferred for use in connection with promotional use (including samples).
If Akebia, any of its Affiliates or any TP Licensee receives [**] for a Licensed Product, then the Net Sales amount for such Licensed Product will be [**].
In the event that a Licensed Product is sold as part of a Combination Product or a Co-Packaged Product, the Net Sales from the Combination Product or Co-Packaged Product, for the purposes of determining payments hereunder based on Net Sales, will be determined by multiplying the Net Sales of the Combination Product or Co-Packaged Product (as applicable), during the applicable reporting period, by the fraction, A/(A+B), where A is the average sale price of a Licensed Product when sold separately in Finished Form and B is either (a) the average sale price of the other APIs included in the Combination Product when sold separately in finished form (in the case of a Combination Product), or (b) the average sale price of the Other Components included in the Co-Packaged Product when sold separately (in the case of a Co-Packaged Product), in each case, during the applicable reporting period or, if sales of both such Licensed Product and the other APIs did not occur in such period, then in the most recent reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both a Licensed Product and all other APIs included in such Combination Product or all Other Components included in such Co-Packaged Product (as applicable), then Net Sales for the purposes of determining payments to Akebia hereunder will be calculated by multiplying the Net Sales of the Combination Product or Co-Packaged Product (as applicable) during the applicable reporting period by the fraction of C/(C+D) where C is the fair market value of a Licensed Product and D is either (i) the fair market value of all other APIs included in the Combination Product (in the case of a Combination Product), or (ii) the average sales price of the

Other Components included in such Co-Packaged Product when sold separately (in the case of a Co-Packaged Product). In such event, Akebia will in good faith make a determination of the respective fair market values of such Licensed Product and all other APIs or Other Components, as applicable, included in the Combination Product or Co-Packaged Product (as applicable).
If a Licensed Product is sold as part of a Co-Packaged Product, then Akebia, its applicable Affiliate or TP Licensee [**].
5.    Royalty Reports. Within [**] following the end of each calendar quarter during the Term, Akebia will provide to Vifor a written report (each, a “Quarterly Report”) setting forth in reasonable detail (i) the gross sales of the Licensed Products sold in such calendar quarter; (ii) the aggregate Net Sales of the Licensed Products in the Territory in such calendar quarter; and (iii) the quantity and description of the Licensed Products sold in the Territory during such calendar quarter comprising such Net Sales and the calculation of the Royalty Payments due to Vifor. Such reports shall contain such detail as is reasonably necessary for Vifor to verify the Royalty Payments due under this Agreement.
6.    Accounting; Audit. Akebia agrees to keep full, clear, and accurate records of Net Sales of Licensed Products in accordance with the Accounting Standards consistently applied for a period of at least [**] after the relevant Royalty Payment is owed pursuant to this Agreement in sufficient detail to enable compensation payable to Vifor hereunder to be determined. Akebia further agrees to permit its books and records to be examined by an independent accounting firm selected by Vifor and approved by Akebia, which approval will not be unreasonably withheld or delayed, to verify the reports provided in Section 5 (Royalty Reports) hereof. Such auditor will be bound by a legal agreement obligating it to maintain the confidentiality of such information and to not share it with Vifor. The auditor’s report will be provided simultaneously to both Akebia and Vifor, will be limited to a disclosure of the extent of any underpayment or overpayment by Akebia of the Royalty Payments in sufficient detail to allow Akebia and Vifor to understand the source of any error. Such audit will not be performed more frequently than [**]. Such examination is to be made at the expense of Vifor, except in the event that the results of the audit reveal an underpayment by Akebia of [**]% or more during the period being audited, in which case reasonable audit fees for such examination will be paid by Akebia.
7.    Methods of Payment. All payments due to Vifor under this Termination Agreement will be made in U.S. Dollars by wire transfer to a bank account of Vifor designated from time-to-time in writing by Vifor.
8.    Late Payments. Any amount owed by Akebia to Vifor under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a) the then current prime rate quoted by Citibank in New York City plus [**]%, or (b) the highest rate permitted under Applicable Law. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Section 18(D) of this Termination Agreement.

9.    Waiver. Notwithstanding any provisions to the contrary contained in the License Agreement or in any other written agreement or other arrangement between the Parties, the Parties expressly acknowledge and agree that, as of the Termination Effective Date, (i) the amounts set forth in Section 4 (Royalty Payments) of this Termination Agreement constitutes the total amount owed by Akebia under this Termination Agreement, (ii) no other amounts are owed by Akebia under this Termination Agreement, the License Agreement, or any other written agreement or other arrangement between the Parties, (iii) neither Party is obligated to pay or entitled to receive any further amounts under the License Agreement, this Termination Agreement, or any other written agreement or other arrangement between the Parties, and (iv) the Parties expressly waive any right to receive any other or additional payment under the License Agreement, this Termination Agreement or any other written agreement or other arrangement between the Parties, including any amounts associated with milestone payments, research and development cost sharing, revenue sharing, or intellectual property matters.
10.    Vifor Transitional Services. Following the Termination Effective Date, all of Vifor’s obligations under the License Agreement relating to the sale of the Licensed Products and the conduct of Medical Affairs will cease, and Akebia will assume the sole responsibility for all activities related to the foregoing. Notwithstanding the foregoing, for a period of [**] following the Termination Effective Date at the reasonable request of Akebia, Vifor shall provide certain commercial and medical affairs services (“Transitional Services”) to Akebia in support of (A) Akebia’s contracting activities related to the members of the Vifor Supply Group and their Affiliates and (B) Akebia’s medical affairs efforts for the Product in the Territory, in each case as described in the description of the Transitional Services attached to this Termination Agreement as Exhibit A (Description of Transitional Services) provided, however, that to the extent Akebia requests Transitional Services in excess of [**] hours per week, or [**] hours in total in the aggregate, Vifor shall not be obliged to provide such assistance. For avoidance of doubt, the Parties recognize and agree that the Transitional Services shall not include any Excluded Activities, as set out in Exhibit A. Vifor shall incur no liability with respect to the Transitional Services, except in the event of its own fraud or gross negligence.
11.    Effects of Termination; Survival. Neither Party shall have any further rights or obligations under the License Agreement as of or after the Termination Effective Date except with respect to the provisions of the License Agreement that are intended by their terms to survive termination as set forth in Section 16.16 (Survival, Accrued Rights) of the License Agreement, except to the extent any of those rights and obligations in Section 16.16 (Survival, Accrued Rights) are extinguished or directly modified in this Termination Agreement. To the extent any terms and conditions of this Termination Agreement modify, contradict or are inconsistent with the License Agreement, this Termination Agreement shall prevail.
12.    Continued Exclusivity.
A. Exclusivity. During the Settlement Royalty Term of this Termination Agreement, neither Vifor nor any of its Affiliates will directly or indirectly Promote, sell, or have sold, or enter into any agreement to Promote, sell, or have sold, any Competing Product in the Territory to FKC, any entity in or member of the Licensee Supply Group, or any Authorized Dialysis Center without the prior written consent of Akebia.

B. Competing Product. For the purposes of this Termination Agreement, “Competing Product” means any product that (a) is approved for the DD-CKD Indication or, solely to the extent the Licensed Product receives an approval from the FDA for the NDD-CKD Indication within [**] from the Termination Effective Date, the NDD-CKD Indication, and (b) is a direct inhibitor of hypoxia-inducible factor (HIF) or of hypoxia-inducible factor prolyl-hydroxylase (HIF-PH). For the avoidance of doubt, the Parties acknowledge and agree that injectable ESAs are not considered Competing Products.
C. Persistent Failure. If Akebia fails to pay any undisputed amount due under this Termination Agreement within [**] of Vifor’s notice of such non-payment, then the restrictions set forth in Section 12(A) of this Termination Agreement shall cease indefinitely. The provisions of this Section 12(C) shall be without prejudice to Vifor’s rights under this Termination Agreement and any and all remedies provided for hereunder or any other rights or remedies available to Vifor.
13.    Representatives. Within [**] following the Termination Effective Date, each Party will appoint (and notify the other Party in writing of the identity of) a senior representative to act as its representative under this Termination Agreement (each, a “Representative”). The Representatives will serve as the contact point between the Parties for the purpose of facilitating coordination of any activities to be undertaken by the Parties under this Termination Agreement and will be primarily responsible for (a) facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (b) coordinating the Transitional Services; and (c) resolving disputes in accordance with 18(D) of this Termination Agreement. Each Party may replace its Representative upon written notice to the other Party.
14.    Mutual Release of Claims.
A.    Release by Vifor. Notwithstanding any provision to the contrary set forth in the License Agreement, Vifor, on behalf of itself and each of its Affiliates and each of their respective successors and assigns (collectively, the “Vifor Releasors”), do hereby now and forever release, remise, hold harmless and forever discharge Akebia, its Affiliates, and each of its and its Affiliates’ respective officers, directors, employees, consultants, contractors and agents, and its and any and all of the foregoing Persons’ respective successors and assigns (collectively, the “Akebia Releasees”) of and from any and all claims, actions, causes of action, choses in action, or suits (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversies, assessments, arbitration, examinations, audits, investigations, hearings, charges, complaints, demands, or proceedings to, from, by or before any Governmental Authority (collectively, “Actions”), losses, liabilities, damages, judgments, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Liabilities”), whether known or unknown, suspected or unsuspected and that arose at any time on or prior to the Termination Effective Date, or that thereafter could arise based on any act, fact, transaction, matter, or cause that occurred on or prior to the Termination Effective Date arising from, under, or otherwise in connection with the License Agreement, other than for a violation of Applicable Law by Akebia and except to the extent arising after the Termination Effective Date from an

Akebia Releasee’s violation of its obligations under the License Agreement that survives termination as expressly provided in this Termination Agreement. The Vifor Releasors agree that they will (i) forbear from exercising any rights or remedies against any Akebia Releasee in respect of any or all Actions and Liabilities in connection with the License Agreement and (ii) not commence any lawsuit or bring any legal or equitable action against any Akebia Releasee in respect of any Action or Liability in connection with the License Agreement; in each case, except to the extent (A) relating to a violation of Applicable Law by Akebia or (B) arising after the Termination Effective Date from an Akebia Releasee’s violation of its obligations under the License Agreement that expressly survive as provided in this Termination Agreement.
B.    Release by Akebia. Notwithstanding any provision to the contrary set forth in the License Agreement, Akebia, on behalf of itself and each of its Affiliates and each of their respective successors and assigns (collectively, the “Akebia Releasors”), do hereby now and forever release, remise, hold harmless and forever discharge Vifor, its Affiliates, and each of it and its Affiliates’ respective officers, directors, employees, consultants, contractors and agents, and its and any and all of the foregoing Persons’ respective successors and assigns (collectively, the “Vifor Releasees”) of and from any and all Actions and Liabilities, whether known or unknown, suspected or unsuspected and that arose at any time on or prior to the Termination Effective Date, or that thereafter could arise based on any act, fact, transaction, matter, or cause that occurred on or prior to the Termination Effective Date arising from, under or otherwise in connection with the License Agreement, other than for a violation of Applicable Law by Vifor and except to the extent arising after the Termination Effective Date from a Vifor Releasee’s violation of its obligations under the License Agreement that expressly survive termination as provided in this Termination Agreement. The Akebia Releasors agree that they will (i) forbear from exercising any rights or remedies against any Vifor Releasee in respect of any or all Actions and Liabilities in connection with the License Agreement and (ii) not commence any lawsuit or bring any legal or equitable action against any Vifor Releasee in respect of any Action or Liability in connection with the License Agreement; in each case, except to the extent (A) relating to a violation of Applicable Law by Vifor or (B) arising after the Termination Effective Date from a Vifor Releasee’s violation of its obligations under the License Agreement that expressly survive as provided in this Termination Agreement.
C.    Third Party Beneficiaries. Each Akebia Releasee and each Vifor Releasee will be an express beneficiary of the rights and releases granted under this Section 11 (Mutual Release of Claims) and will be entitled to rely on the same as a defense to any suit brought against such Akebia Releasee or Vifor Releasee, as applicable, in contravention of the provisions of this Section 11 (Mutual Release of Claims), without regard to the fact that such Akebia Releasee or Vifor Releasee, as applicable, may not be a party to this Termination Agreement.
15.    Representations, Warranties, and Covenants.
A.    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Termination Effective Date that: (i) it is a corporation duly organized, validly existing, and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Termination Agreement; (ii) this Termination Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity), (iii) the execution, delivery, and performance of this Termination Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party, (iv) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Termination Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Termination Agreement and such other agreements, and (v) neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Termination Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
B.    Additional Representations. Each Party represents and warrants to the other Party and the Akebia Releasees or Vifor Releasees, as applicable, as of the Termination Effective Date that (i) it has all requisite legal capacity to grant the rights and releases set forth in Section 11 (Mutual Release of Claims) of this Termination Agreement on behalf of itself and its respective Akebia Releasors or Vifor Releasors, as applicable, and (ii) neither it nor any of the other Akebia Releasors or Vifor Releasors, as applicable, have assigned, transferred, or granted to any Person that is not an Akebia Releasor or Vifor Releasor, as applicable, any Action or Liability intended to be covered or released pursuant to Section 11 (Mutual Release of Claims) of this Termination Agreement.
16.    Confidentiality.
A.    Confidential Treatment. From and after the Termination Effective Date, (i) the existence or terms of this Termination Agreement, (ii) the content of the Parties’ discussions and negotiations regarding this Termination Agreement, and (iii) any documents or correspondence exchanged between the Parties in connection with their discussions or negotiations regarding this Termination Agreement, in each case ((i) through (iii)), will be considered Confidential Information of both Parties and will be subject to the provisions regarding confidentiality and non-disclosure set forth in the License Agreement for a period of [**] following the end of the Royalty Term.
B.    Public Disclosures. Neither Party will issue any public announcement, press release, or other public disclosure regarding this Termination Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party will submit the proposed disclosure in writing to the other Party with sufficient opportunity (to the extent practicable) for the other Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor. Neither Party will be required to seek the permission of the other Party to (i) disclose the execution of this Termination Agreement or (ii) disclose any information regarding the terms of this Termination Agreement that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 16.B (Public Disclosures), provided that such information remains accurate as of such time. For clarity, Akebia anticipates that it will be required to publicly disclose this Termination Agreement under Applicable Law, and shall provide Vifor with a draft press release (or other type of public disclosure, as required) prior to such disclosure.
17.    Non-Disparagement. Neither Party shall disparage the other Party or any of the other Party’s Affiliates, or any of its or their respective directors, officers, stockholders, employees, successors or assigns, by making (or causing others to make) any oral or written statements that could reasonably be construed to be false or misleading, or any defamatory, libelous, slanderous or otherwise disparaging statements of or concerning any of the aforementioned persons or entities. For purposes of this paragraph, a disparaging statement means any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, or good character of the person or entity to whom the communication relates. Notwithstanding the foregoing, neither Party will be prohibited from making any statement that (i) is in response to a valid order of a court or other governmental body; or (ii) is otherwise requested, recommended, or required by Applicable Law or regulation or rules of a nationally recognized securities exchange. Notwithstanding the foregoing, each Party may inform its respective customers of the fact that CSL Vifor no longer has commercialization rights for the Licensed Product in the Licensee Supply Group without violating the terms of this paragraph, provided it does not make any other statement that could be deemed disparaging under this Article 17.
18.    Miscellaneous.
A.    Severability. If any provision of this Termination Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Termination Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Termination Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Termination Agreement as a whole, then the Parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Section 18.D (Dispute Resolution) of this Termination Agreement.
B.    Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Termination

Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Termination Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Termination Agreement.
C.    Governing Law. This Termination Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of the State of New York, United States, exclusive of its conflicts of laws principles. This Termination Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Termination Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control.
D.    Dispute Resolution. Any dispute arising out of, or in connection with, this Termination Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Article 17 (Dispute Resolution; Governing Law) of the License Agreement except, as to Vifor, the reference to “Chief Executive Officer” in Section 17.1 of the License Agreement shall be replaced by a reference to “General Manager, CSL Vifor”.
19.    Notices. Any notice required to be given under this Termination Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by email and confirmed by mailing, as follows:
If to Akebia:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: Chief Executive Officer
Facsimile: [**]
Email: [**]
With a copy to (which shall not constitute notice for purposes of this Termination Agreement):
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: General Counsel
Facsimile: [**]
Email: [**]
and

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: [**]
Email: [**]
If to Vifor:
Vifor Pharma Management Ltd.
Flughofstrasse 61, 8152 Glattbrugg, Switzerland
Attention: [**]
Facsimile: [**]
Email: [**]
With a copy to (which shall not constitute notice for purposes of this Termination Agreement):
Vifor Pharma Management Ltd
Facsimile: +41 58 851 89 07
Attention: [**]
Email: [**]

20.    Assignment.
A.     Assignment of the Termination Agreement. Neither Party may assign this Termination Agreement without the other Party’s prior written consent unless such assignment is to a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Termination Agreement relates (i.e. as to Akebia, the rights to commercialize the Licensed Product in the Territory), whether pursuant to a sale of assets, merger, or other transaction, in which case the assigning Party will provide prior written notice of such assignment to the other Party and need not obtain the other Party’s consent; provided that the assigning Party remains fully liable for the performance of its obligations hereunder by such assignee. Any other assignment of this Termination Agreement by a Party requires the prior written consent of the other Party. Any assignment in violation of this Section 20 (Assignment) shall be null and void. This Termination Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties.
B. Limitation on Sale of Assets. Akebia shall not sell or otherwise dispose the assets or businesses to which this Termination Agreement relates (i.e. the rights to commercialize the Licensed Product in the Territory) prior to the expiration of the WCF Royalty Term and the Settlement Royalty Term, except if it (i) assigns this Termination Agreement in full to the acquirer of such assets or businesses and obtain such acquirer’s agreement in writing to be bound by the terms and conditions of this Agreement, or (ii) obtains Vifor’s prior written consent (such consent not to be unreasonably withheld).
21.    Entire Agreement; Amendment. This Termination Agreement, together with all schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof.

This Termination Agreement will not be modified or amended except by an agreement in writing executed by the Parties.
22.    No Strict Construction. This Termination Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.
23.    Counterparts. This Termination Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Termination Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Termination Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Termination and Settlement Agreement effective as of the Termination Effective Date.

AKEBIA THERAPEUTICS, INC.	VIFOR (INTERNATIONAL) LTD.
By: __/s/ John P. Butler__________________	By: _/s/ Alexandros Sigalas________________
Name: John P. Butler	Name: ___ Alexandros Sigalas______________
Title: President and Chief Executive Officer Title: ___Head of Finance________________

VIFOR (INTERNATIONAL) LTD.
By: ___/s/ Hervé Gisserot________________
Name: __ Hervé Gisserot __________________
                      Title: ___General Manager CSL Viforé_______

Exhibit A
Description of Transitional Services
[**]